Filed Pursuant to Rule 433
                                                         File No.: 333-132249-04


     The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

     The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

--------------------------------------------------------------------------------

                         THE SERIES 2006-5 CERTIFICATES


                        Initial Class
                         Balance or       Pass-
                          Component      Through                                                              Minimum
Class or Component        Balance(1)       Rate             Principal Types             Interest Types      Denomination
---------------------   -------------   ---------     ---------------------------   ---------------------   ------------
Offered Certificates
Class CB-1.......          $6,339,000       6.000%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class CB-2.......          $3,944,000       6.000%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class CB-3.......          $8,186,000       6.000%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class CB-4.......          $1,827,500       5.500%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class CB-5.......          $1,827,500       6.500%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class CB-6.......          $2,870,800       6.000%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class CB-7.......        $120,541,000       6.000%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class CB-8.......         $32,182,200         (3)     Senior, Pass-Through          Floating Rate                 $1,000
Class CB-9.......                 (4)         (5)     Senior, Notional Amount       Inverse Floating          $1,000,000
                                                                                    Rate, Interest Only
Class CB-10......         $25,360,000         (6)     Senior, Sequential Pay        Floating Rate                 $1,000
Class CB-11......         $55,000,000         (7)     Senior, Sequential Pay        Floating Rate                 $1,000
Class CB-12......                 (4)         (8)     Senior, Notional Amount       Inverse Floating          $1,000,000
                                                                                    Rate, Interest Only
Class CB-13......         $10,411,000       6.000%    Senior, Lockout               Fixed Rate                    $1,000
Class CB-14......         $20,000,000    6.000%(9)    Senior, Lockout               Floating Rate                 $1,000
Class CB-15......         $15,000,000        (10)     Senior, Sequential Pay        Floating Rate                 $1,000
Class CB-16......                 (4)        (11)     Senior, Notional Amount       Inverse Floating          $1,000,000
                                                                                    Rate, Interest Only
Class CB-17......         $18,233,000       6.000%    Senior, Accretion             Fixed Rate                    $1,000
                                                      Directed, Sequential Pay
Class CB-18......            $100,000       6.000%    Senior, Sequential Pay        Accrual, Fixed Rate           $1,000
Class CB-R.......                $100       6.100%    Senior, Sequential Pay        Fixed Rate                      $100
Class CB-IO......                 (4)       6.000%    Senior, Notional Amount       Fixed Rate, Interest      $1,000,000
                                                                                    Only
Class CB-PO......          $1,900,015        (12)     Senior, Ratio Strip           Principal Only               $25,000
Class 2-A-1......         $29,088,000        (13)     Senior, Pass-Through          Floating Rate                 $1,000
Class 2-A-2......                 (4)        (14)     Senior, Notional Amount       Inverse Floating          $1,000,000
                                                                                    Rate, Interest Only
Class 2-A-3......         $40,270,000       6.000%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class 2-A-4......            $227,440        (12)     Senior, Sequential Pay        Principal Only               $25,000
Class 2-A-5......         $10,998,000       6.000%    Super Senior, Lockout         Fixed Rate                    $1,000
Class 2-A-6......          $1,222,000       6.000%    Super Senior Support,         Fixed Rate                    $1,000
                                                      Lockout
Class 2-A-7.......         $1,365,000       6.250%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class 2-A-8.......         $1,365,000       6.250%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class 2-A-9.......         $2,728,560       6.250%    Senior, Sequential Pay        Fixed Rate                    $1,000
Class 3-A-1.......        $24,224,000       6.000%    Senior, Pass-Through          Fixed Rate                    $1,000
Class X-IO........               (15)        (15)     Senior, Component             Interest Only             $1,000,000
Class X-PO........               (16)        (16)     Senior, Component             Principal Only               $25,000
Class M...........         $5,054,000        (17)     Subordinated                  Variable Rate                $25,000
Class B-1.........         $4,363,000        (17)     Subordinated                  Variable Rate                $25,000
Class B-2.........         $3,904,000        (17)     Subordinated                  Variable Rate                $25,000
Class B-3.........         $2,986,000        (17)     Subordinated                  Variable Rate                $25,000

Components
Class 2-X-IO......               (18)       6.000%    Notional Amount               Fixed Rate,                    N/A
                                                                                    Interest Only
Class 3-X-IO......               (18)       6.000%    Notional Amount               Fixed Rate,                    N/A
                                                                                    Interest Only
Class 2-X-PO......         $2,380,411        (19)     Ratio Strip                   Principal Only                 N/A
Class 3-X-PO......           $580,254        (19)     Ratio Strip                   Principal Only                 N/A

Non-Offered
Certificates
Class B-4........          $1,837,000        (17)     Subordinated                  Variable Rate                  N/A
Class B-5........          $1,607,000        (17)     Subordinated                  Variable Rate                  N/A
Class B-6........          $1,378,839        (17)     Subordinated                  Variable Rate                  N/A




                                                     Final Scheduled   Initial Rating of
                        Incremental    Certificate    Distribution       Certificates
Class or Component      Denomination      Form           Date(2)        Fitch   Moody's
---------------------   ------------   -----------   ---------------   ------   -------
Offered Certificate
Class CB-1.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-2.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-3.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-4.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-5.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-6.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-7.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-8.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-9.......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-10......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-11......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-12......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-13......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-14......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-15......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-16......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-17......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-18......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-R.......            N/A       Definitive     June 25, 2036      AAA     None
Class CB-IO......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class CB-PO......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-1......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-2......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-3......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-4......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-5......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-6......            $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-7.......           $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-8.......           $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 2-A-9.......           $1        Book-Entry     June 25, 2036      AAA      Aaa
Class 3-A-1.......           $1        Book-Entry     June 25, 2021      AAA      Aaa
Class X-IO........           $1        Book-Entry     June 25, 2036      AAA      Aaa
Class X-PO........           $1        Book-Entry     June 25, 2036      AAA      Aaa
Class M...........           $1        Book-Entry     June 25, 2036      AA+      Aa1
Class B-1.........           $1        Book-Entry     June 25, 2036      AA       Aa3
Class B-2.........           $1        Book-Entry     June 25, 2036       A       A3
Class B-3.........           $1        Book-Entry     June 25, 2036      BBB     Baa3

Components
Class 2-X-IO......           N/A           N/A             N/A           N/A      N/A
Class 3-X-IO......           N/A           N/A             N/A           N/A      N/A
Class 2-X-PO......           N/A           N/A             N/A           N/A      N/A
Class 3-X-PO......           N/A           N/A             N/A           N/A      N/A

Non-Offered
Certificates
Class B-4........            N/A           N/A             N/A           BB      None
Class B-5........            N/A           N/A             N/A            B      None
Class B-6........            N/A           N/A             N/A          None     None


----------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan (other than any mortgage loan with an original term to stated maturity of more than 30 years) in the related loan group or the mortgage pool, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(3) During the initial interest accrual period, interest will accrue on the Class CB-8 Certificates at the rate of 5.390% per annum. During each interest accrual period after the initial, interest will accrue on the Class CB-8 Certificates at a per annum rate equal to (i) 0.310% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.310% and a maximum rate of 7.000%.

(4) The Class CB-9, Class CB-12, Class CB-16, Class CB-IO and Class 2-A-2 Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $32,182,200, $80,360,000, $15,000,000, $18,644,108 and $29,088,000,
     respectively).

(5) During the initial interest accrual period, interest will accrue on the Class CB-9 Certificates at the rate of 1.610% per annum. During each interest accrual period after the initial, interest will accrue on the Class CB-9 Certificates at a per annum rate equal to (i) 6.690% minus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 6.690%.

(6) During the initial interest accrual period, interest will accrue on the Class CB-10 Certificates at the rate of 5.480% per annum. During each interest accrual period after the initial, interest will accrue on the Class CB-10 Certificates at a per annum rate equal to (i) 0.400% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.400% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class CB-10 Certificates will be entitled to amounts received under a yield maintenance agreement.

(7) During the initial interest accrual period, interest will accrue on the Class CB-11 Certificates at the rate of 5.480% per annum. During each interest accrual period after the initial, interest will accrue on the Class CB-11 Certificates at a per annum rate equal to (i) 0.400% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.400% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class CB-11 Certificates will be entitled to amounts received under a yield maintenance agreement.

(8) During the initial interest accrual period, interest will accrue on the Class CB-12 Certificates at the rate of 0.520% per annum. During each interest accrual period after the initial, interest will accrue on the Class CB-12 Certificates at a per annum rate equal to (i) 5.600% minus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 5.600%.

(9) On or prior to the distribution date in May 2009, the Class CB-14 Certificates will also be entitled to amounts received under a yield maintenance agreement. During this period, the Class CB-14 Certificates will receive payments on each distribution date at an effective per annum rate equal to LIBOR plus 1.100%, subject to a minimum rate of 6.000%. For the distribution date in June 2006, this effective per annum rate is equal to 6.180%.

(10) During the initial interest accrual period, interest will accrue on the Class CB-15 Certificates at the rate of 5.780% per annum. During each interest accrual period after the initial, interest will accrue on the Class CB-15 Certificates at a per annum rate equal to (i) 0.700% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.700% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class CB-15 Certificates will be entitled to amounts received under a yield maintenance agreement.

(11) During the initial interest accrual period, interest will accrue on the Class CB-16 Certificates at the rate of 0.220% per annum. During each interest accrual period after the initial, interest will accrue on the Class CB-16 Certificates at a per annum rate equal to (i) 5.300% minus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 5.300%.

(12) The Class 2-A-4 and Class CB-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

(13) During the initial interest accrual period, interest will accrue on the Class 2-A-1 Certificates at the rate of 5.430% per annum. During each interest accrual period after the initial, interest will accrue on the Class 2-A-1 Certificates at a per annum rate equal to (i) 0.350% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.350% and a maximum rate of 7.500%.

(14) During the initial interest accrual period, interest will accrue on the Class 2-A-2 Certificates at the rate of 2.070% per annum. During each interest accrual period after the initial, interest will accrue on the Class 2-A-2 Certificates at a per annum rate equal to (i) 7.150% minus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 7.150%.

(15) The Class X-IO Certificates are interest only certificates and will be deemed for purposes of distributions of interest to consist of two components: the Class 2-X-IO and Class 3-X-IO Components. The components of a class are not severable. The initial notional amount of the Class X-IO Certificates will be approximately $2,846,052.

(16) The Class X-PO Certificates are principal only certificates and will be deemed for purposes of distributions of principal to consist of two components: the Class 2-X-PO and Class 3-X-PO Components. The components of a class are not severable. The initial class balance of the Class X-PO Certificates will be approximately $2,960,665.

(17) Interest will accrue on the subordinate certificates for each distribution date at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the non-PO portion of the mortgage loans in each loan group over the sum of the class balances of the senior non-PO certificates in the related group) of (i) with respect to loan group 1, 6.100%, (ii) with respect to loan group 2, 6.500% and (iii) with respect to loan group 3, 6.000%. For the initial distribution date in June 2006, this rate is expected to be approximately 6.176181% per annum.

(18) The Class 2-X-IO and Class 3-X-IO Components are interest only components, have no principal balance and will bear interest on their notional amounts (initially approximately $2,307,289 and $538,763, respectively).

(19) The Class 2-X-PO and 3-X-PO Components are principal only components and will not be entitled to distributions of interest.

--------------------------------------------------------------------------------

      Senior Principal Distribution Amount

      For the Senior Non-PO Certificates of group 1:

      I. On each Distribution Date occurring prior to the Accretion Termination Date, the Class CB-18 Accrual Distribution Amount will be allocated, sequentially, to the Class CB-17 and Class CB-18 Certificates, in that order, until their Class Balances have been reduced to zero.

      II. On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 1 remaining after payment of funds due to the Trustee and distributions of interest on the group 1 Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 1 and the denominator of which is the sum of the PO Principal Amount for loan group 1 and the Senior Principal Distribution Amount for loan group 1, as principal, sequentially, as follows:

      first, to the Class CB-R Certificate, until its Class Balance has been reduced to zero;

      second, concurrently, as follows:

          (a) approximately 10.00% to the Class CB-8 Certificates, until their Class Balance has been reduced to zero; and

          (b) approximately 90.00%, sequentially, as follows:

                  (i) concurrently, to the Class CB-13 and Class CB-14 Certificates, pro rata, up to the Group 1 Priority Amount for that Distribution Date;

                  (ii) concurrently, as follows:

                        (A) approximately 12.8585249787%, sequentially, as follows:

                              (1) $1,000.00 to the Class CB-15 Certificates, until their Class Balance has been reduced to zero;

                              (2) $131,997.60, sequentially, to the Class CB-17 and Class CB-18 Certificates, in that order, until their Class Balances have been reduced to zero; and

                              (3) sequentially, to the Class CB-15, Class CB-17 and Class CB-18 Certificates, in that order, until their Class Balances have been reduced to zero; and

                        (B) approximately 87.1414750213%, sequentially, as follows:

                              (1) $1,000.00, concurrently, to the Class CB-10 and Class CB-11 Certificates, pro rata, until their Class Balances have been reduced to zero;

                              (2) $873,922.25 to the Class CB-7 Certificates, until their Class Balance has been reduced to zero;

                              (3) concurrently, to the Class CB-10 and Class CB-11 Certificates, pro rata, until their Class Balances have been reduced to zero;

                              (4) sequentially, to the Class CB-7, Class CB-1, Class CB-2 and Class CB-3 Certificates, in that order, until their Class Balances have been reduced to zero;

                              (5) concurrently, to the Class CB-4, Class CB-5 and Class CB-6 Certificates, pro rata, until their Class Balances have been reduced to zero; and

                  (iii) concurrently, to the Class CB-13 and Class CB-14 Certificates, pro rata, until their Class Balances have been reduced to zero.

      For the Senior Non-PO Certificates of group 2:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 2 remaining after payment of funds due to the Trustee and distributions of interest on the group 2 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 2 and the denominator of which is the sum of the PO Principal Amount for loan group 2 and the Senior Principal Distribution Amount for loan group 2, as principal, concurrently, as follows:

          (a) approximately 33.3333333333% to the Class 2-A-1 Certificates, until their Class Balance has been reduced to zero; and

          (b) approximately 66.6666666667%, sequentially, as follows:

                  (i) concurrently, to the Class 2-A-5 and Class 2-A-6 Certificates, pro rata, up to the Group 2 Priority Amount for that Distribution Date;

                  (ii) to the Class 2-A-3 Certificates, until their Class Balance has been reduced to zero;

                  (iii) concurrently, as follows:

                        (A) approximately 96.00%, sequentially, to the Class 2-A-7, Class 2-A-8 and Class 2-A-9 Certificates, in that order, until their Class Balances have been reduced to zero; and

                        (B) approximately 4.00%, to the Class 2-A-4
                        Certificates, until their Class Balance has been reduced to zero; and

                  (iv) concurrently, to the Class 2-A-5 and Class 2-A-6 Certificates, pro rata, until their Class Balances have been reduced to zero.

      For the Senior Non-PO Certificates of group 3:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 3 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 3 remaining after payment of funds due to the Trustee and distributions of interest on the group 3 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 3 and the denominator of which is the sum of the PO Principal Amount for loan group 3 and the Senior Principal Distribution Amount for loan group 3, as principal to the Class 3-A-1 Certificates until their Class Balance has been reduced to zero.

      The "Accretion Termination Date" for the Class CB-18 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution Date on which the Class Balance of the Class CB-17 Certificates has been reduced to zero or (ii) the date on which the aggregate Class Balance of the Subordinate Certificates has been reduced to zero.

      The "Class CB-18 Accrual Distribution Amount" with respect to any Distribution Date will be equal to amounts allocated but not currently distributable to the Class CB-18 Certificates which are instead distributable as principal as described above.

      The "Group 1 Priority Amount" for any Distribution Date will be equal to the lesser of (i) the aggregate Class Balance of the Class CB-13 and Class CB-14 Certificates and (ii) the product of (a) the Non-PO Principal Amount for loan group 1, (b) the Shift Percentage and (c) the Group 1 Priority Percentage.

      The "Group 1 Priority Percentage" for any Distribution Date will equal (i) the aggregate Class Balance of the Class CB-13 and Class CB-14 Certificates divided by (ii) the Pool Principal Balance (Non-PO Portion) for loan group 1.

     The "Group 2 Priority Amount" for any Distribution Date will be equal to the lesser of (i) the aggregate Class Balance of the Class 2-A-5 and Class 2-A-6 Certificates and (ii) the product of (a) the Non-PO Principal Amount for loan group 2, (b) the Shift Percentage and (c) the Group 2 Priority Percentage.

     The "Group 2 Priority Percentage" for any Distribution Date will equal the lesser of (a) 99.00% and (b) (i) the sum of the aggregate Class Balance of the Class 2-A-5 and Class 2-A-6 Certificates and $6,110,000 divided by (ii) the Pool Principal Balance (Non-PO Portion) for loan group 2.

     The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                                Shift Percentage
June 2006 through May 2011.......................                    0%
June 2011 through May 2012.......................                   30%
June 2012 through May 2013.......................                   40%
June 2013 through May 2014.......................                   60%
June 2014 through May 2015.......................                   80%
June 2015 and thereafter.........................                   100%